Exhibit 99.1

LHC Group Enters into Two Joint Ventures in Arkansas

Company Also Announces the Closing of the Home Care Solutions Acquisition

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of home nursing services, announced today that it entered into two separate joint ventures effective June 1, 2008.

LHC Group entered into a joint venture relationship with Jefferson Regional Medical Center, a 471-bed hospital located in Pine Bluff, Arkansas, to provide home health services. The Company also entered into a joint venture relationship with Community Medical Center of Izard County, a 25-bed critical access hospital located in Calico Rock, Arkansas, to provide home health and hospice services.

The combined primary service area of these agencies has an estimated total population of 700,000, with almost 14% over the age of 65. Total combined revenue for 12 months for these agencies is approximately $3.0 million. These joint ventures are not expected to add materially to earnings in 2008.

Additionally, LHC Group announced today that it has closed its previously announced acquisition of Home Care Solutions effective June 1, 2008. Home Care Solutions consists of eight locations in Tennessee and two locations in Virginia. This acquisition further expands LHC Group’s presence in Tennessee, a certificate of need (CON) state, adding 60 new counties. Additionally, this acquisition represents the Company’s initial entry into the Commonwealth of Virginia with a service area covering seven counties.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “LHC Group is very excited about the opportunity to partner with Jefferson Regional Medical Center and Community Medical Center of Izard County to provide quality home health and hospice services in Arkansas. We look forward to working with our new families in both Pine Bluff and Calico Rock. As always, our commitment is to help people in these communities by providing the highest quality home nursing services available to the patients and families in these areas.”

About LHC Group, Inc.

LHC Group offers a comprehensive health care package within the post acute continuum of care, including home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities. LHC Group, Inc. is headquartered in Lafayette, Louisiana.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott
Vice President of Investor Relations
337-233-1307
eric.elliott@lhcgroup.com